Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of East Resources Acquisition Company (the “Company”) on Amendment No. 1 to Form S-1, File No. 333-239677, of our report dated June 8, 2020, except for the second paragraph of Note 8 as to which the date is June 24, 2020 and the third paragraph of Note 8 as to which the date is July 2, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of East Resources Acquisition Company as of June 1, 2020 and for the period from May 22, 2020 (inception) through June 1, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

July 20, 2020